UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☐	Preliminary Proxy Statement

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ATHEROGENICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 1 — ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SHAREHOLDER PROPOSALS
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

March 25, 2005

Dear Shareholder:

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 27, 2005, at 9:00 a.m., Eastern Time.

     The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics’ independent registered public accounting firm, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

     Please mark, date, sign and return your proxy card in the enclosed envelope or submit a proxy through the internet by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MICHAEL A. HENOS
Chairman of the Board

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2005

     NOTICE HEREBY IS GIVEN that the 2005 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 27, 2005 at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

1.	A proposal to elect two Class II directors to serve until the 2008 Annual Meeting of Shareholders;

2.	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2005;

3.	Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

     Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 1, 2005 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia
March 25, 2005

     PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2005

     This proxy statement is furnished to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by the board of directors of AtheroGenics to be voted at the 2005 Annual Meeting of Shareholders and at any adjournments thereof. The annual meeting will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 27, 2005, at 9:00 a.m., Eastern Time.

     When used in this proxy statement, the terms “we,” “us,” “our” and “AtheroGenics” refer to AtheroGenics, Inc.

     The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is March 25, 2005.

VOTING

General

     The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 1, 2005. On the record date, 37,667,946 shares of common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics is necessary to constitute a quorum at the annual meeting. We will determine whether a quorum exists at the annual meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

     In voting on the proposal to elect two directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

     In voting on the proposal to ratify the audit committee’s appointment of the independent registered public accounting firm (Proposal 2), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

     Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under those rules. These votes are considered as votes cast in determining the outcome of any discretionary proposal. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the annual meeting, they will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposals 1 and 2 are discretionary.

     As of March 1, 2005 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 3,276,618 shares of common stock of AtheroGenics, constituting approximately 8.7% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the three proposals.

Proxies

     Shareholders should specify their choices with regard to each of the two proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.

     Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to the Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (ii) by executing and delivering to the Secretary a proxy card bearing a later date; or (iii) by voting in person at the annual meeting. However, under the rules of the national securities exchanges and the Nasdaq National Market, any beneficial owner of AtheroGenics’ common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner’s brokerage firm.

     In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information provided to us by each of the following as of March 1, 2005 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

     Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 1, 2005 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

	Common Stock
	Beneficially Owned
	Number		Percent
	of		of
Beneficial Owner	Shares		Class
Wellington Management Company, LLP	5,196,300	(1)	13.8%
75 State Street
Boston, Massachusetts 02109
FMR Corp.	4,871,144	(2)	12.9%
82 Devonshire Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.	3,253,800	(3)	8.6%
100 E. Pratt Street
Baltimore, Maryland 21202
Farallon Capital Management, L.L.C	2,950,000	(4)	7.8%
One Maritime Plaza, Suite 1325
San Francisco, California 94111
Atticus Capital, L.L.C	2,683,546	(5)	7.1%
152 West 57th Street, 45th Floor
New York, New York 10019
Citadel Limited Partnership	2,162,021	(6)	5.7%
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Columbia Wanger Asset Management, L.P.	2,001,300	(7)	5.3%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Russell M. Medford, M.D., Ph.D.	1,697,361	(8)	4.5%
R. Wayne Alexander, M.D., Ph.D.	533,800	(9)	1.4%
Mark P. Colonnese	340,970	(10)	*
Michael A. Henos	176,200	(11)	*
Vaughn D. Bryson	121,832	(12)	*
Martin A. Wasserman, Ph. D.	77,330	(13)	*
T. Forcht Dagi, M.D.	67,145	(14)	*
William A. Scott, Ph.D.	65,900	(15)	*
Robert A. D. Scott, M.D.	61,980	(16)	*
Stephen G. Sudovar	53,900	(17)	*
David Bearman	41,600	(20)	*
Arthur M. Pappas	24,100	(21)	*
W. Charles Montgomery, Ph. D.	14,500	(22)	*

All directors and executive officers as a group (13 persons)	3,276,618	(23)	8.7%

*	Less than one percent (1%) of outstanding shares.

(1)	The amount shown and the following information was provided by Wellington Management Company, LLP pursuant to a Schedule 13G/A dated February 14, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G/A indicates that Wellington Management Company, LLP is an investment advisor registered under Section 203 of the Investment Advisor Act of 1940 and has indicated that it has shared voting power with respect to 4,663,050 shares and shared dispositive power with respect to 5,170,200 shares as a result of acting as an investment advisor to various clients.

(2)	The amount shown and the following information was provided by FMR Corp. pursuant to a Schedule 13G/A dated February 10, 2005, indicating beneficial ownership as of January 31, 2005. The Schedule 13G/A indicates that FMR

Corp., on behalf of certain of its direct and indirect subsidiaries, and Fidelity International Limited, on behalf of certain of its direct and indirect subsidiaries (collectively, “Fidelity”), indirectly held the indicated number of shares. The beneficial ownership of the shares arises in the context of passive investment activities by the various investment accounts managed by Fidelity, and Fidelity has sole voting and dispositive power over all of the shares indicated. According to the Schedule 13G/A, Edward C. Johnson 3d and Abigail P. Johnson also hold sole voting and dispositive power over the shares held by Fidelity.

(3)	The amount shown and the following information was provided by T. Rowe Price Associates, Inc. pursuant to a Schedule 13G/A dated February 15, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G/A indicates that T. Rowe Price Associates, Inc. is an investment advisor registered under Section 203 of the Investment Advisor Act of 1940 and has indicated that it has sole voting power with respect to 874,300 shares and sole dispositive power with respect to 3,253,800 shares as a result of acting as an investment advisor to various clients.

(4)	The amount shown and the following information was provided by Farallon Capital Management, L.L.C. pursuant to a Schedule 13G/A dated February 3, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G/A indicates that Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., on behalf of certain of its partnerships (collectively, “Farallon”), indirectly held the indicated number of shares. The beneficial ownership of the shares arises in the context of passive investment activities by the various investment accounts managed by Farallon, and Farallon has shared voting and dispositive power over all of the shares indicated. According to the Schedule 13G/A, Chun R. Dung, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly also hold shared voting and dispositive power over the shares held by Farallon.

(5)	The amount shown and the following information was provided by Atticus Capital, L.L.C. pursuant to a Schedule 13G/A dated February 14, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G/A indicates that Atticus Capital, L.L.C. has sole voting and dispositive power with respect to 2,683,546 shares. According to the Schedule 13G/A, Timothy R. Barakett holds shared voting and dispositive power over the shares held by Atticus Capital, L.L.C.

(6)	The amount shown and the following information was provided by Citadel Limited Partnership pursuant to a Schedule 13G/A dated February 14, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G/A indicates that Citadel Limited Partnership, together with Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington LLC, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd., Citadel Derivatives Group LLC and Aragon Investments, Ltd. (collectively, “Citadel”), beneficially owned the indicated number of shares and has shared voting and dispositive power over all of the shares indicated. The Schedule 13G/A indicates that the shares include 2,008 call options exercisable for 200,800 shares of our common stock.

(7)	The amount shown and the following information was provided by Columbia Wanger Asset Management, L.P. pursuant to a Schedule 13G dated February 14, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G indicates that Columbia Wanger Asset Management, L.P., an investment advisor registered under Section 203 of the Investment Advisor Act of 1940, and WAM Acquisition GP, Inc., its general partner, had shared voting and dispositive power with regard to 2,001,300 shares as a result of Columbia Wanger Asset Management, L.P. acting as an investment advisor to various clients.

(8)	Includes 1,097,720 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited partnership of which Dr. Medford is the general partner. As the general partner, Dr. Medford exercises voting and investment power over these shares.

(9)	Includes 97,900 shares subject to options exercisable within 60 days and 100,000 shares owned by Jane Alexander, Dr. Alexander’s spouse.

(10)	Includes 340,970 shares subject to options exercisable within 60 days.

(11)	Includes 46,200 shares subject to options exercisable within 60 days.

(12)	Includes 12,000 shares subject to options exercisable within 60 days.

(13)	Includes 77,330 shares subject to options exercisable within 60 days.

(14)	Includes 40,800 shares subject to options exercisable within 60 days.

(15)	Includes 24,100 shares subject to options exercisable within 60 days.

(16)	Includes 58,080 shares subject to options exercisable within 60 days.

(19)	Includes 53,900 shares subject to options exercisable within 60 days.

(20)	Includes 41,600 shares subject to options exercisable within 60 days.

(21)	Includes 17,100 shares subject to options exercisable within 60 days.

(22)	Includes 14,500 shares subject to options exercisable within 60 days.

(23)	Includes 1,922,200 shares subject to options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1995, we entered into a license agreement with Emory University. Under the terms of this agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director, and R. Wayne Alexander, M.D., Ph.D., a member of our board of directors. The license agreement requires us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The license agreement also provides for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford’s wife, will receive a portion of our payments to Emory under the license agreement. We paid a signing fee to Emory upon the execution of this agreement and an additional amount for achievement of the first milestone under the agreement. We are required to pay Emory royalties upon sales of products utilizing the patent technology and milestone payments totaling $250,000 if all sales and milestone objectives are met. In 2003, we made a second milestone payment of $50,000 to Emory under this agreement.

     We have a sublease agreement for a portion of our office and laboratory space with Inhibitex, Inc. The monthly lease payments were approximately $16,700 in 2004. The lease term expires December 31, 2005. Dr. Medford, our President and Chief Executive Officer, and Mr. Henos, the Chairman of our board of directors, are both directors of Inhibitex.

     We had a sublease agreement for a portion of our office space with ATV Management Corp. Monthly lease payments were approximately $3,500. The lease term ended in December 2004. Mr. Henos, the Chairman of the Board of Directors of AtheroGenics, is the President and sole shareholder of ATV Management Corp.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

     Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, as amended, our board of directors is divided into three classes, with each director serving a three-year term. Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are duly elected and qualified. The directors in Class I, Mr. Bearman, Mr. Bryson and Dr. Dagi, hold office until the 2007 annual meeting of shareholders. The directors in Class II, Dr. Alexander, Dr. Scott and Mr. Sudovar, hold office until this annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until the 2006 annual meeting of shareholders. No family relationships exist among any of our directors or executive officers.

     The board of directors has nominated Dr. Alexander and Dr. Scott for re-election as Class II directors to serve until the 2008 annual meeting of shareholders. Class II will have two vacancies while the board of directors seeks appropriate candidates to fill the seats. Pursuant to AtheroGenics’ articles of incorporation, a vote of the majority of the board of directors may fill these vacancies. Any director chosen to fill either of these vacancies will hold office for the remaining term of the Class II directors. Shareholders may only vote their shares to elect two persons as directors in Class II at the 2005 annual meeting.

     The nominees have consented to serve another term as directors if re-elected. If the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate substitute nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

     The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect R. Wayne Alexander, M.D., Ph.D. and William A. Scott, Ph.D. as Class II directors for a three-year term expiring at the 2008 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

     The following table sets forth certain information regarding our executive officers and directors as of March 1, 2005:

Name	Age	Position
Russell M. Medford, M.D., Ph.D.	50	President, Chief Executive Officer and Director
Mark P. Colonnese	49	Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary
Robert A. D. Scott, M.D.	51	Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer
Martin A. Wasserman, Ph.D.	63	Senior Vice President of Discovery Research and Chief Scientific Officer
W. Charles Montgomery, Ph. D. (1)	58	Vice President of Business Development
Michael A. Henos (2)	55	Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D. (3)	63	Director
David Bearman (4)	59	Director
Vaughn D. Bryson (2) (3)	66	Director
T. Forcht Dagi, M.D. (4)	56	Director
Arthur M. Pappas (3)	57	Director
William A. Scott, Ph.D. (2)	64	Director
Stephen G. Sudovar (4)	58	Director

(1)	Dr. Montgomery joined AtheroGenics in February 2004.

(2)	Member of the compensation committee.

(3)	Member of the corporate governance and nominating committee.

(4)	Member of the audit committee.

     Russell M. Medford, M.D., Ph.D. has served as a member of AtheroGenics’ board of directors since the Company’s inception in 1993. Dr. Medford has been the President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. Dr. Medford is a director of Inhibitex, Inc., a clinical stage biopharmaceutical company. In addition to serving as Chairman of the Georgia Biomedical Partnership, Dr. Medford serves on the BioSciences Executive Committee for the Metro Atlanta Chamber of Commerce, the Southeastern Life Sciences Association (SELSA) Board of Directors and the Biotechnology Industry Organization’s (BIO) Emerging Companies Section Governing Body. He is an inaugural Fellow of the Council on Basic Cardiovascular Sciences of the American Heart Association and has held a number of academic appointments at the Emory University School of Medicine, most recently as Clinical Professor (adjunct) of Medicine. Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and served as a fellow in cardiology at the Brigham and Women’s Hospital and Harvard Medical School, where he also served on the faculty of Medicine.

     Mark P. Colonnese has served as Senior Vice President of Finance and Administration and Chief Financial Officer since January 2002 and Secretary since April 2001. He had previously served as our Vice President of Finance and Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at aaiPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College.

     Robert A. D. Scott, M.D. joined AtheroGenics in August 2002 as Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer. From 1992 until joining AtheroGenics, Dr. Scott was with Pfizer Pharmaceutical Group, where he most recently served as Vice President and worldwide medical therapeutic head of the Cardiovascular and Metabolic Group. During his tenure at Pfizer, Dr. Scott also acted as Medical Director of Pfizer’s Cardiovascular Risk Factors Group in the U.S., as well as Medical Director of Pfizer Laboratories South Africa. Before joining Pfizer, Dr. Scott served as medical advisor for Janssen Pharmaceutica, where he managed the clinical trial department at the company’s South African affiliate. Dr. Scott holds a B.S. and an M.B. Ch.B. from the University of Cape Town and a Dip. Mid. COG from the University of South Africa.

     Martin A. Wasserman, Ph.D. has served as Senior Vice President of Discovery Research and Chief Scientific Officer since July 2003. He had previously served as Vice President of Discovery Research and Chief Scientific Officer since April 2001. Prior to joining AtheroGenics, Dr. Wasserman served as the Vice President and Senior Distinguished Scientist in the Respiratory and Rheumatoid Arthritis Disease Group within the U.S. Drug Innovation and Approval Organization (R&D) at Aventis Pharmaceuticals, Inc., from 1995 to 2001. He served as Director of Bronchopulmonary Research at Hoffmann-LaRoche, Inc. from 1992 to 1995. From 1989 to 1991, Dr. Wasserman served as Director of Biomedical Evaluation at the Bristol-Myers Squibb Pharmaceutical Research Institute. From 1981 to 1989, he served as Group Director of Pharmacology at GlaxoSmithKline. From 1972 to 1981, he was Research Scientist II at Pfizer (formerly The Upjohn Company). Dr. Wasserman has a B.S. in Pharmacy from The Ernest Mario School of Pharmacy at Rutgers University, and received an M.A. and Ph.D. in Pharmacology and Toxicology from the University of Texas Medical Branch, in Galveston, Texas, where he was honored with the Distinguished Alumnus Award in 1986. He is on the editorial boards of several journals and has published numerous articles in the areas of pulmonary, immunology, inflammation, cardiovascular, renal and gastrointestinal research.

     W. Charles Montgomery, Ph.D. joined AtheroGenics in February 2004 as Vice President of Business Development. From 2002 until joining AtheroGenics, Dr. Montgomery was Vice President of Business Development and Portfolio Planning at Celera Genomics, a business segment of Applera Corporation that develops new therapies to improve human health. From 1987 to 2001, he served in various senior positions for the DuPont Pharmaceuticals Company and the DuPont Merck Pharmaceutical Company, most recently as Vice President and Co-Head of Business Development and Strategic Planning. Dr. Montgomery has a B.S. in Chemistry from the Southern Methodist University in Dallas, Texas and received a Ph.D. in Organic Chemistry from the University of Minnesota.

     Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos served as a general partner of Aspen Ventures, a $150 million early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos is the Chairman of the Board of Inhibitex, Inc., a clinical stage biopharmaceutical company.

     R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.

     David Bearman joined our board of directors in November 2002 and was also appointed to serve as the chairman of the Audit Committee. Mr. Bearman has served as the Executive Vice President and Chief Financial Officer of Hughes Supply, Inc., a distributor of construction, repair and maintenance products, since March 2003. From 1998 until his retirement in 2001, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of NCR Corporation, a global technology company, and as a member of the NCR Executive Committee. From 1989 to 1998, Mr. Bearman served as the Executive Vice President and Chief Financial Officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers.

     Vaughn D. Bryson has served as a member of our board of directors since February 2000 and served in a consulting role from February 2000 until February 2004. He serves as the President of Clinical Products, Ltd., a medical foods company that he founded in 1999. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly’s board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He is also a director of Amylin Pharmaceuticals Inc., Chiron Corporation and ICOS Corporation. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

     T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. Since 1996, Dr. Dagi has been a Managing Partner of Cordova Ventures, LLP, a venture firm with over $250 million under management. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi serves as a director of privately-held AviGenics, Inc., Encelle, Inc. and ICORE, Inc. He chairs the New Technologies Committee of the American College of Surgeons and the Ethics Committee of the American Association of Neurological Surgeons. Dr. Dagi currently serves as director of the Goergen Entrepreneurial Institute and of the Alumni Advisory Board of the Wharton School. In the past, he served as a director of the Georgia Neurosurgical Society, the American Association of Neurological Surgeons, the Georgia Biotechnology Partnership, the Southeast Life Science Investor Association and the DuPree School of the Georgia Institute of Technology. He chairs the Scientific Advisory Board for Oxford Finance Corporation, and serves as a member of the Scientific Advisory Boards of Vengrowth, Inc., Aegera, Inc., and GB Therapeutics, Inc. Dr. Dagi teaches biomedical entrepreneurship at the Harvard-MIT Department of Health Sciences and Technology, and serves as Senior Advisor to the National Institutes of Health in the Commercialization Assistance Program. Dr. Dagi holds an A.B. from Columbia College, an M.D. and an M.P.H. from Johns Hopkins, an M.T.S. from Harvard University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Dagi trained in neurosurgery at the Massachusetts General Hospital and Harvard University, where he was a Neuroresearch Foundation Fellow and Joseph P. Kennedy, Jr., Fellow. He is a diplomat of the American Board of Neurological Surgeons and a Fellow of the American College of Surgeons and the College of Critical Care Medicine.

     Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Managing Partner of A. M. Pappas & Associates, LLC, a life science investment firm. Prior to founding A. M. Pappas & Associates in 1994, Mr. Pappas held senior level positions at several multinational pharmaceutical companies. He was an executive member of the board of directors of Glaxo Holdings plc, for which he was responsible for international operations including research, development and manufacturing. Mr. Pappas has held various senior executive positions with Abbott Laboratories International, Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of privately held Genstruct, Inc., Dynogen Pharmaceuticals, Inc. and BrainCells, Inc. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

     William A. Scott, Ph.D. has served as a member of our board of directors since 1997 and served in a consulting role as our Vice President of Research from May 2000 to May 2001. Dr. Scott served as Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University. Dr. Scott has been a director of Deltagen, Inc., a provider of drug discovery tools, since 2001.

     Stephen G. Sudovar joined our board of directors in June 2001. Mr. Sudovar served as President and Chief Executive Officer of EluSys Therapeutics, Inc., a biopharmaceutical company focused on treatments for blood-borne diseases, from 1999 to 2005. From 1997 until joining EluSys Therapeutics, Mr. Sudovar served as President of Roche Laboratories, Inc., a U.S. division of Hoffmann-La Roche. From 1988 to 1996, Mr. Sudovar held a number of executive and management positions at Roche Laboratories, Inc. From 1977 to 1988, Mr. Sudovar was President, Chief Executive Officer and Chairman of Pracon, Inc., a healthcare consulting and communications firm that he founded. Earlier in his career Mr. Sudovar was selected by the President’s Commission on Personnel Exchange to participate in the President’s Executive Interchange Program. As a Presidential appointee, he worked as Deputy Administrator for planning evaluation and legislation for the

Environmental Protection Agency. He received a special recognition award from the President of the United States for his work at the agency. Mr. Sudovar received his B.S. from St. Peter’s College and M.B.A. from Fairleigh Dickinson University. Mr. Sudovar has been a director of Nabi Biopharmaceuticals, a biopharmaceutical company that focuses on infectious, autoimmune and addictive diseases, since 2002.

Board Meetings and Committees

     During the year ended December 31, 2004, the board of directors held eight meetings. The board has also established three committees: an audit committee, a compensation committee and a corporate governance and nominating committee. During the year ended December 31, 2004, the audit committee held nine meetings, the compensation committee held five meetings and corporate governance and nominating committee held one meeting. Each director attended at least 75% of the aggregate meetings of the board of directors and any committee on which he served. Our board of directors has determined that, except for Dr. Medford, all of our directors are independent as defined by the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”).

     All members of the board of directors are strongly encouraged, but not required, to attend AtheroGenics’ annual meetings of shareholders. At our 2004 Annual Meeting of Shareholders, eight of the directors then in office were in attendance.

     Audit Committee. The audit committee, which consists of Mr. Bearman, Chairman, Dr. Dagi and Mr. Sudovar, is responsible for appointing and overseeing the performance of our independent registered public accounting firm, overseeing our accounting and financial reporting process and reviewing the scope, results and costs of the audits and other services provided by our independent registered public accounting firm. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee members are independent directors as defined by Nasdaq listing standards and SEC regulations. The board of directors has determined that Mr. Bearman is an audit committee financial expert.

     Compensation Committee. The compensation committee, which consists of Dr. Scott, Chairman, Mr. Bryson and Mr. Henos, reviews and approves the compensation and benefits for our executive officers, administers our 1995 Stock Option Plan, our 1997 Equity Ownership Plan, our 2001 Equity Ownership Plan and our 2004 Equity Ownership Plan, and makes recommendations to the board of directors regarding these matters. The members of the compensation committee are independent under Nasdaq listing standards.

     Corporate Governance and Nominating Committee. The corporate governance and nominating committee, which consists of Mr. Bryson, Chairman, Dr. Alexander and Mr. Pappas, oversees all aspects of our corporate governance functions on behalf of the board, including identifying and reviewing the qualifications of candidates to recommend for nomination to the board of directors, reviewing the composition of the board and its committees, monitoring board effectiveness, ensuring compliance with applicable Nasdaq and SEC requirements and making other recommendations to the board regarding matters related to our directors. The corporate governance and nominating committee members are independent directors under Nasdaq listing standards. A copy of the corporate governance and nominating committee charter and our corporate governance guidelines are available on our website at www.atherogenics.com.

     The corporate governance and nominating committee has not established any specific minimum qualifications that must be met for recommendation for a position on the board of directors. In considering potential candidates, the committee will include in their assessment attributes that they believe will be most beneficial to the functioning of the board. These attributes, as well as others that are deemed necessary or appropriate, include fulfillment of necessary independence requirements, the highest ethical standards and integrity, an ability to provide wise, informed and thoughtful counsel to top management on a range of issues and individual backgrounds that provide a diverse experience and knowledge commensurate with our needs.

     The corporate governance and nominating committee will use its network of contacts and may also engage a consulting or professional search firm to assist in locating qualified candidates for the board of directors. The committee will also consider nominations submitted by the shareholders using the procedures set forth in our bylaws. To recommend a nominee, a shareholder must submit the following information to the committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address

•	the number of shares of our common stock beneficially owned by the nominee and by the shareholder; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

     This information must be received by the corporate governance and nominating committee at least 120 days prior to the anniversary of the date on which AtheroGenics first mailed its proxy materials for the prior year’s annual meeting of shareholders. For the proxy materials relating to the 2006 annual meeting, this date would be November 25, 2005. All notices should be sent to AtheroGenics, Inc., c/o Corporate Secretary, 8995 Westside Parkway, Alpharetta, Georgia 30004. The corporate governance and nominating committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the time frame provided by the committee for the nominee to be considered. Nominees recommended by a shareholder will be evaluated on the same basis as other nominees.

Shareholder Communication with the Board of Directors

     Shareholders may communicate with the board by writing to the attention of the Board of Directors c/o Corporate Secretary, AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

Director Compensation

     Non-employee directors each receive $20,000 in base annual compensation payable in equal quarterly installments, plus $5,000 for each additional committee membership unless serving as the chairman of the applicable committee, $10,000 for the chairman of the compensation committee and the corporate governance and nominating committee, $15,000 for the chairman of the audit committee and $40,000 for the chairman of the board of directors. Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire 24,000 shares of common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the option vests one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and non-employee directors also receive annually 36,000 and 12,000, respectively, non-qualified stock options. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

     In connection with joining our board of directors in February 2000, we entered into a four-year consulting agreement with Mr. Bryson pursuant to which he assisted management in assessing growth opportunities and strategic direction. Our board of directors agreed to pay Mr. Bryson for his consulting services with a non-qualified stock option to acquire up to 20,000 shares of common stock with an exercise price equal to the fair market value of our common stock on February 24, 2000, the date of grant. The option vested 25% on the first anniversary of the date of grant and vested approximately 2% per month thereafter. This consulting agreement expired in February 2004.

     On May 11, 2000, we entered into a consulting agreement with Dr. William A. Scott, a member of our board of directors, to engage him as an independent contractor to serve as Vice President of Research for a period of up to six months. Dr. Scott agreed to the temporary consulting agreement while we were recruiting a candidate to fill a vacancy for that position. Either party could terminate the agreement at any time. The six month agreement was subsequently extended on a month-to-month basis until the vacancy was filled. This agreement was terminated on May 31, 2001 upon the hiring of a permanent Vice President of Research. Dr. Scott was paid a per diem of $900 per day and received 1,000 shares of our common stock for each month of service. The compensation paid for Dr. Scott’s services was substantially less than the salary for the Vice President of Research.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned during the years ended December 31, 2004, 2003 and 2002 by our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2004, 2003 and 2002. The executive officers listed in the table below are referred to as the “named executive officers.”

Summary Compensation Table

					Long-Term
					Compensation
					Securities
					Underlying
					Options
	Fiscal	Annual Compensation			(Number of	All Other
Name and Principal Position	Year	Salary	Bonus		Shares)	Compensation (1)
Russell M. Medford, M.D., Ph.D.	2004	$354,525	$134,720		140,000	$13,323
President and Chief Executive Officer	2003	337,672	128,304		120,000	12,433
	2002	325,000	156,000		144,000	12,913

Mark P. Colonnese	2004	272,904	76,429		60,000	10,081
Senior Vice President of Finance and	2003	255,050	67,843		57,000	8,604
Administration	2002	245,500	82,500		72,000	7,249
Chief Financial Officer and Secretary

Robert A. D. Scott, M.D.	2004	275,713	77,200		60,000	11,174
Senior Vice President of Drug	2003	250,000	77,000		66,000	132,453	(2)
Development and Regulatory Affairs	2002	104,168	32,000		110,000	27,322	(2)
and Chief Medical Officer

Martin A. Wasserman, Ph.D.	2004	273,000	68,796		54,000	14,229
Senior Vice President of Discovery	2003	253,947	61,880		61,000	13,729
Research and Chief Scientific Officer	2002	230,000	67,500		50,000	13,729

W. Charles Montgomery, Ph. D. (3)	2004	210,256	122,500	(4)	100,000	144,412	(2)
Vice President of Business Development

(1)	Includes a 401(k) plan matching contribution by us for 2004, 2003 and 2002, respectively, in the amounts of $6,479, $6,000 and $5,500 for Dr. Medford; $6,500, $6,000 and $5,500 for Mr. Colonnese; $6,500, $6,000 and $5,313 for Dr. Scott and $6,500, $6,000 and $6,000 for Dr. Wasserman.

Also includes premiums for long-term disability insurance and term life insurance paid by us for 2004, 2003 and 2002, respectively, in the amounts of $6,844, $6,433 and $7,413 for Dr. Medford; $3,581, $2,604 and $1,749 for Mr. Colonnese; $4,674, $4,650 and $1,055 for Dr. Scott, $7,729, $7,729 and $7,729 for Dr. Wasserman and for 2004, $1,971 for Dr. Montgomery.

(2)	Includes reimbursement for moving and relocation expenses paid by us for 2003 and 2002 in the amounts of $122,491 and $26,267, respectively, for Dr. Scott and for 2004 in the amount of $142,441 for Dr. Montgomery.

(3)	Dr. Montgomery joined as Vice President of Business Development in February 2004.

(4)	Includes a $60,000 signing bonus.

Option Grants in Year Ended December 31, 2004

     The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2004. All options were granted under our 2001 Equity Ownership Plan or our 2004 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us terminates. Options vest at the rate of 25% on the first anniversary of the vesting commencement date and 2% — 3% monthly thereafter in 36 installments. All options were granted with exercise prices equal to the fair market value on the date of the grant.

					Potential Realizable
	Individual Grant				Value at Assumed
	No. of Securities	Percent of Total			Annual Rates of Stock
	Underlying	Options Granted	Exercise		Price Appreciation for
	Options	to Employees	Price	Expiration	Option Term (2)
Name	Granted (#)	in Fiscal Year (1)	($/Share)	Date	5%	10%
Russell M. Medford, M.D., Ph.D.	140,000	13.4%	$23.56	12/31/2014	$2,074,346	$5,256,800

Mark P. Colonnese	60,000	5.7	23.56	12/31/2014	889,005	2,252,914

Robert A. D. Scott, M.D.	60,000	5.7	23.56	12/31/2014	889,005	2,252,914

Martin A. Wasserman, Ph. D.	54,000	5.2	23.56	12/31/2014	800,105	2,027,623

W. Charles Montgomery, Ph.D.	50,000	4.8	19.20	2/27/2014	603,739	1,529,993
	50,000	4.8	23.56	12/31/2014	740,838	1,877,429

(1)	In 2004, we granted options to employees to purchase an aggregate of 1,046,125 shares of common stock.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are used in accordance with the rules of the Securities and Exchange Commission. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

Aggregate Option Exercises in Fiscal Year Ended December 31, 2004 and Year-End Option Values

     The following table sets forth option exercises by the named executive officers during the 2004 fiscal year, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2004 and (ii) the respective value for “in-the-money” options, which represents the positive spread between exercise price of existing options and the fair market value of AtheroGenics’ common stock at December 31, 2004.

		Value	Number of Securities
	Number of	Realized of	Underlying Unexercised		Value of Unexercised
	Shares	Shares	Options at		In-the-Money Options
	Acquired on	Acquired on	December 31, 2004		December 31, 2004
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable
Russell M. Medford, M.D., Ph.D.	—	$—	1,167,000	332,000	$25,234,200	$2,471,100
Mark P. Colonnese	—	—	325,850	153,750	6,682,381	1,215,975
Robert A. D. Scott, M.D.	12,300	156,510	44,000	158,100	595,075	1,227,972
Martin A. Wasserman, Ph.D.	—	—	85,750	138,250	1,325,690	1,049,290
W. Charles Montgomery, Ph.D.	—	—	—	100,000	—	218,000

Employment Agreements

     We have entered into an employment agreement with Dr. Medford, our President and Chief Executive Officer, dated as of March 1, 2001.

     Our employment agreement with Dr. Medford has an initial term of three years, commencing on the effective date of the agreement. The initial term extends automatically for one year on the second anniversary of the effective date of the agreement and on each anniversary thereafter, unless, prior to such anniversary, either party gives notice that it wishes to terminate the agreement at the end of the then current employment term. The agreement provides for a base salary of not less than $275,000 per year and annual incentive compensation to be determined by our board of directors in its discretion. However, for the first year of the agreement, the target annual incentive compensation was $104,500, or 38% of base salary. Our board of directors will grant annually to Dr. Medford (subject to availability) additional stock or stock options having a value of at least 60% of Dr. Medford’s then current base salary. The employment agreement provided Dr. Medford with a one-time allowance for financial and tax planning assistance in a lump sum payment not to exceed $25,000. The employment agreement also provided Dr. Medford with a one-time signing bonus of $20,000.

     If we terminate Dr. Medford’s employment agreement other than for cause or we choose not to extend the agreement, or if Dr. Medford terminates the agreement as a result of a constructive discharge or a change of control of AtheroGenics, we must pay Dr. Medford an amount equal to two times the sum of his then current base salary and the pro rata portion of his target annual incentive compensation for the year in which the termination occurs. In the event that Dr. Medford voluntarily resigns or is discharged for cause, he will receive no special severance benefits or compensation. Dr. Medford’s employment agreement also has post-termination noncompetition and nonsolicitation provisions which prohibit him from competing with AtheroGenics or soliciting its customers or employees for one year following his termination.

     We entered into individual employment agreements, effective December 22, 2004, with each of Mark P. Colonnese, our Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary, Martin A. Wasserman, Ph.D., our Senior Vice President of Discovery Research and Chief Scientific Officer, Robert A. D. Scott, M.D., our Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer, and W. Charles Montgomery, Ph.D., our Vice President of Business Development (each an “Executive”).

     Each agreement is effective for an initial term of one year, with automatic extensions for successive one-year terms. Each agreement provides for an annual base salary as follows: Mr. Colonnese: $272,903.53; Dr. Wasserman: $273,000.00; Dr. Scott: $275,712.59; and Dr. Montgomery: $250,000.00. The annual salaries may be increased from time to time at the discretion of the board of directors or a committee thereof. In addition, each Executive is entitled to cash incentive compensation awards each year, subject to achievement of company and personal performance goals as determined by the compensation committee. The Executives are also entitled to receive stock awards and options as determined by our board of directors or a committee thereof, and to receive employee benefits and perquisites as provided to all our executive management personnel.

     If we terminate the Executive’s employment agreement other than due to death, disability, mandatory retirement or cause (as defined in the agreement), each agreement provides for severance benefits to be paid to the Executive including: (i) one year’s base salary, (ii) up to 100% of the target annual incentive, and (iii) up to 12 months’ acceleration of stock option vesting. The amount of each item listed above is based on the affected Executive’s level and term of employment. The Executive must sign a general release of claims in favor of AtheroGenics in order to receive the salary and annual incentive severance payment.

     Upon a change of control (as defined in the agreement), each agreement provides that up to 18 months of vesting for unvested stock options will be accelerated. If within 24 months of a change of control of AtheroGenics there is a termination of employment that would entitle the Executive to severance as described above, this entitles the Executive to the following benefits (in lieu of the above) (i) a salary severance payment of up to two times annual base salary, (ii) up to 100% of target annual incentive for the year of termination, (iii) immediate vesting for all unvested stock options, and (iv) an additional excise tax gross-up payment, if applicable, for Mr. Colonnese and Drs. Scott and Wasserman.

     Under the agreements, the Executives agree not to compete with AtheroGenics, to provide a one-year non-solicitation obligation, and to maintain the confidentiality of company information.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General Philosophy on Executive Compensation

     AtheroGenics’ executive compensation program is administered by the compensation committee of the board of directors, which is composed of three non-employee directors. The committee is responsible for establishing and administering the policies that govern both executive annual compensation and all employee equity ownership programs. All decisions by the committee relating to the compensation of AtheroGenics’ executive officers are reviewed by the full board of directors.

Overview and Philosophy

     The goals of AtheroGenics’ executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of AtheroGenics;

•	align management’s interests with the success of AtheroGenics by placing a portion of the executive’s compensation at risk in relation to AtheroGenics’ performance; and

•	align management’s interests with shareholders by including long-term equity incentives.

     The committee believes that AtheroGenics’ executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, AtheroGenics regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside AtheroGenics and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, AtheroGenics believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

Executive Compensation Program

     AtheroGenics’ executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of AtheroGenics, such as medical insurance programs, life insurance programs and our 401(k) plan.

Base Salary

     At the beginning of each fiscal year, the committee establishes an annual salary plan for AtheroGenics’ senior executive officers based on recommendations made by AtheroGenics’ Chief Executive Officer. The committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. The committee has reviewed compensation for comparable positions by reviewing published compensation data as part of its efforts to set the annual cash compensation for AtheroGenics’ executives. The committee has attempted to make salary determinations based upon both AtheroGenics’ financial performance and the individual’s performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual’s contribution to AtheroGenics as a whole, including his or her ability to motivate others, develop the skills necessary to grow as AtheroGenics matures, recognize and pursue new business opportunities and initiate programs to enhance AtheroGenics’ growth and success.

Annual and Long-Term Incentive Compensation

     AtheroGenics has no formal bonus program for its key employees, although the committee may consider adopting such a program in the future. Bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.

     AtheroGenics’ 2004, 2001 and 1997 Equity Ownership Plans are designed to promote the harmonization of long-term interests between AtheroGenics’ employees and its shareholders and to assist in the retention of executives and employees. The size of option grants is generally intended by the committee to reflect the executive’s position with us and his or her contributions to AtheroGenics. Stock options generally vest over a period not to exceed four years from the date of the grant in order to encourage key employees to continue in the employ of AtheroGenics. Stock options are granted with an option exercise price equal to the fair market value of AtheroGenics’ common stock on the date of the grant.

Compensation of Chief Executive Officer

     In fiscal 2004, Dr. Medford, our President and Chief Executive Officer, received cash compensation of $489,245, which represented his base salary for 2004 and bonus of $134,720. In addition, Dr. Medford received an incentive grant of options to purchase 140,000 shares of AtheroGenics’ common stock at an exercise price of $23.56 per share. The amount of Dr. Medford’s base salary is set annually by the board of directors. See “Employment Agreements” above for a description of the employment agreement between Dr. Medford and AtheroGenics.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or to any of the other named executive officers in the proxy statement. The deductibility of executive compensation in excess of the limit set in Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the committee’s determination of 2004 compensation levels. The committee will continue to review AtheroGenics’ executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

Compensation Committee:

William A. Scott, Ph.D., Chairman
Michael A. Henos
Vaughn D. Bryson

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	be issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	4,745,801	$10.65	3,526,217

Equity compensation plans not approved by shareholders (1)	210,000	0.11	17,800

Total	4,955,801	$10.20	3,544,017

(1) The 1995 Equity Ownership Plan (the “1995 Plan”) is the only equity compensation plan of AtheroGenics that was adopted without approval of AtheroGenics’ shareholders. At the time the 1995 Plan was adopted we were not a public or a listed company and shareholder approval was not required.

     The 1995 Plan, as amended, provides that options to purchase AtheroGenics’ common stock may be granted to employees, directors, consultants or contractors with exercise prices not less than 75% of the fair values of the shares on the dates of grant. The 1995 Plan, as amended, authorizes the grant of options for up to 1,264,084 shares of AtheroGenics’ common stock. Options granted under the 1995 Plan vest over periods ranging from the date of grant to five years from that date.

STOCK PERFORMANCE GRAPH

     The following graph shows the total shareholder return of an investment of $100 in cash in AtheroGenics’ common stock since AtheroGenics’ initial public offering of common stock on August 9, 2000 through December 31, 2004, compared to the total return of the same investment in the Nasdaq Composite (U.S.) Index and the Nasdaq Index-Biotech for that same period. All values assume reinvestment of the full amount of all dividends, although dividends have never been declared on AtheroGenics’ common stock.

	8/9/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
AtheroGenics, Inc.	$100.00	$60.61	$73.33	$89.82	$180.12	$285.58

Nasdaq Index – Biotech	$100.00	$88.80	$74.41	$40.68	$59.29	$62.92

Nasdaq Composite (U.S.) Index	$100.00	$64.11	$50.61	$34.65	$52.00	$56.45

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the Securities and Exchange Commission. Based on a review of written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2004 except for one filing reporting an annual option grant for each of Mr. Henos, Dr. Alexander, Mr. Bearman, Mr. Bryson, Dr. Dagi, Mr. Pappas, Dr. Scott, Mr. Sudovar and Dr. Montgomery.

REPORT OF THE AUDIT COMMITTEE

     The audit committee operates in accordance with its written charter, which was filed on March 26, 2004 as Appendix A to the proxy statement for the 2004 annual meeting, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2004 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent registered public accounting firm their independence from management and AtheroGenics, including the matters identified in the written disclosures required by the Independence Standards Board.

     The committee discussed with the independent registered public accounting firm the overall scope and plans for their respective audits. The committee met with independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The audit committee has appointed Ernst & Young LLP as AtheroGenics’ independent registered public accounting firm for fiscal 2005, subject to shareholder ratification at the annual meeting.

Audit Committee:

David Bearman, Chairman
T. Forcht Dagi, M.D.
Stephen G. Sudovar

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The audit committee of AtheroGenics has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2005, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as the independent registered public accounting firm of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment.

     Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

     The audit committee and board of directors unanimously recommend that the shareholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for fiscal 2005.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

     The following table shows the fees paid by AtheroGenics for the audit and other services provided by Ernst & Young LLP for fiscal years ended December 31, 2004 and 2003.

	2004	2003
Audit Fees	$267,668	$210,936
Audit-Related Fees	—	—
Tax Fees	8,132	46,423
All Other Fees	—	—

Total	$275,800	$257,359

     Audit Fees. Audit fees for the fiscal years ended December 31, 2004 and 2003 were for professional services rendered for the audits of our annual financial statements, quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q and review of our regulatory filings for our convertible debt offering. In addition, in 2004 and 2003, audit fees included the audit of our internal control over financial reporting and review of a regulatory filing for our follow-on offering, respectively.

     Tax Fees. Tax fees for the fiscal years ended December 31, 2004 and 2003 were for services related to federal and state income tax returns as well as a Canadian tax return in 2003.

     The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

Pre-approval Policies and Procedures

     The audit committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

     If AtheroGenics has a need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the audit committee must approve such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the audit committee has delegated to the Chairman of the committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire audit committee for ratification at the next committee meeting.

SHAREHOLDER PROPOSALS

     Shareholders’ proposals intended to be presented at the 2006 Annual Meeting of Shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to the Corporate Secretary, no later than November 25, 2005, in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. In accordance with Article I, Section 1 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to Article I, Section 3(c) of our bylaws, a shareholder who presents a proposal for a meeting other than the annual meeting must deliver written notice to us at the address above, addressed to the Corporate Secretary, no earlier than the 90th day prior to such meeting and no later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is made of the date of such meeting. The notice must include the information required by Article I, Section 3(c) of the bylaws.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia
March 25, 2005

     AtheroGenics is mailing its 2004 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

REVOCABLE PROXY

ATHEROGENICS, INC.

PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Russell M. Medford and Mark P. Colonnese, and each or any of them, proxies of the undersigned (“Proxy Representatives”), with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 27, 2005, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF.

ATHEROGENICS, INC.

April 27, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	Proposal to elect two Class II directors to serve until the 2008 Annual Meeting of Shareholders.

☐	FOR ALL NOMINEES		NOMINEES
		¡	R. Wayne Alexander
☐	WITHHOLD AUTHORITY	¡	William A. Scott
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

2.	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐	THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS II DIRECTORS AND FOR PROPOSAL 2.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.